COMMON STOCK PURCHASE AGREEMENT

This COMMON STOCK PURCHASE AGREEMENT (this "Agreement") is made as of this 28th day of November, 2000 between Chyron Corporation, a New York corporation (the "Company"), and Microsoft Corporation, a Washington corporation (the "Purchaser").

RECITALS

WHEREAS, concurrently with this Agreement the Company and the Purchaser are entering into a Joint Development and Cooperation Agreement (the "Alliance Agreement") providing for, among other things, the integration of certain technologies owned by Purchaser with certain technologies owned by the Company pursuant to the "Statement of Work" attached thereto; and

WHEREAS, the Company desires to sell to the Purchaser, and the Purchaser desires to purchase from the Company, shares of the Company's common stock, $.01 par value per share (the "Common Stock"), on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

Agreement to Purchase and Sell Common Stock

Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Company, 3,096,774 shares of its Common Stock (the "Shares "). Such number is derived by dividing the aggregate purchase price of Six Million Dollars ($6,000,000) by $1.9375, which price represents the lesser of (i) the average closing price as publicly reported for the New York Stock Exchange as of 4:00 p.m. Easter he last thirty (30) trading days preceding the date of this Agreement (the "Chyron Average Share Price") or (ii) the closing price as publicly reported for the New York Stock Exchange of the Company Common Stock as of 4:00 p.m. Eastern Time on the last trading day before the date of this Agreement. The calculation of the Chyron Average Share Price is set forth on Schedule 1.1.

SECTION 2

Closing Date; Deliveries; Use of Proceeds

2.1 Closing Date. The closing of the purchase and sale of the Shares hereunder (the "Closing") shall be held at the offices of Preston Gates & Ellis LLP in Seattle, Washington as soon as practicable (but no more than five (5) business days) after the satisfaction or waiver of the last to be fulfilled of the conditions set forth in Sections 5 and 6 (the "Closing Date").

2.2 Delivery. At Closing, the Company will deliver to the Purchaser a certificate or certificates representing the Shares against payment of the aggregate purchase price of $6,000,000 by wire transfer of immediately available funds to an account designated by the Company. The certificate or certificates representing the Shares shall be subject to a legend restricting transfer under the Securities Act of 1933, as amended (the "Securities Act") and referring to restrictions on transfer herein, such legend to be substantially as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW. NO TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE SHALL BE VALID OR EFFECTIVE UNLESS (A) SUCH TRANSFER IS MADE PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (B) THE HOLDER SHALL DELIVER TO THE COMPANY AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH PROPOSED TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

The Company agrees (i) to remove the legend set forth in the preceding paragraph upon receipt of an opinion of Purchaser's counsel that the Shares are eligible for transfer without registration under the Securities Act and (ii) to remove such legend at such time as the Shares are subject to an effective registration statement registering the Shares under the Securities Act.

2.3 Registration Obligation. As soon as practicable after the Closing Date, but in no event later than sixty (60) days thereafter, the Company will prepare and file with the SEC a registration statement on Form S-3 for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by holders thereof of all of the Shares. The Company shall bear all expenses of such registration, including the reasonable expense of one counsel for the Purchaser, but shall not be responsible for underwriting discounts and commissions. The Company shall use its best efforts to cause the registration statement to be declared effective under the Securities Act as promptly as is practicable but in any event within ninety (90) days after the Closing Date, and to keep such registration statement continuously effective under the Securities Act until the later of: (i) the second anniversary of the Closing Date and (ii) the expiration of the holding period applicable to the securities registered thereby held by persons that are not "affiliates" (as defined in Rule 144 of the Securities Act) of the Company under Rule 144(k) under the Securities Act.

2.4 Use of Proceeds. The net proceeds from the sale of Shares hereunder will be used by the Company to fund development of interactive tools and to fund the growth of Chyron Streaming Services, the Company's streaming media division. Net proceeds will not be used by the Company for any other purpose, including retirement of debt or repurchase of securities.

SECTION 3

Representations and Warranties of the Company

The Company hereby represents and warrants to the Purchaser as follows:

3.1 Organization. The Company is a corporation duly organized and validly existing under the laws of the State of New York and is in good standing under such laws. The Company has the requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. The Company is qualified to do business as a foreign corporation in each jurisdiction in which the ownership of its property or the nature of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a materially adverse effect on the Company and its subsidiaries, taken as a whole.

3.2 Authorization. The Company has taken all corporate action necessary for the authorization, execution, delivery and performance of this Agreement and the Alliance Agreement, the authorization, sale, issuance and delivery of the Shares hereunder, and the performance of the Company's obligations hereunder. This Agreement and the Alliance Agreement constitute legal, valid, and binding obligations of the Company enforceable in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. Upon their issuance and delivery pursuant to this Agreement, the Shares will be validly issued, fully paid and nonassessable.

3.3 No Conflict. The execution and delivery of this Agreement and the Alliance Agreement does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under any provision of, the Articles of Incorporation or Bylaws of the Company or any mortgage, indenture, lease or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, the effect of which could have a material effect on the Company or its subsidiaries, taken as a whole, or materially impair or restrict the Company's power to perform its obligations as contemplated under such agreements.

3.4 Capitalization. (a) The authorized capital stock of the Company consists solely of (i)150,000,000 shares of the Company's common stock, par value $.01 per share, of which 35,773,693 shares are issued and outstanding, and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share, none of which are issued and outstanding. All of the issued and outstanding shares of the Company common stock have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to any preemptive rights.

(b) Except as set forth on Schedule 3.4, the Company has not issued or granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the capital stock of the Company, any other commitments or agreements providing for the issuance of additional shares of the capital stock of the Company, the sale of treasury shares, or for the repurchase or redemption of shares of the Company's capital stock, or any obligations arising from canceled stock. There are no agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its securities or interests. The issuance and sale of the Shares will not give rise to any preemptive rights or rights of first refusal on behalf of any person in existence on the date hereof. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no outstanding securities of the Company, or contracts binding on the Company relating to such securities, that give to their holders antidilution protections or similar rights. The fact of the issuance of the Shares will not give any other holder of Company securities the right to receive as a result of such issuance any additional securities or property or change any material rights enjoyed with respect to such securities.

(c) There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Shares.

3.5 SEC Documents. The Company has timely filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") since January 1, 1998 (the " SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later document filed with the SEC and publicly available prior to the date of this Agreement, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operation and cashflows for the periods then ending in accordance with GAAP (subject, in the case of the unaudited statements, to normal year end audit adjustments and the absence of footnotes). Except as disclosed in financial statements included in the SEC Documents, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto and which can reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole.

3.6 Absence of Certain Changes or Events. Since the date of the most recent audited financial statements included in the filed SEC Documents, Company has conducted its business only in the ordinary course, and there has not been (i) any declaration, setting aside, or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (ii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) any damage, destruction or loss, whether or not covered by insurance, that has or is likely to have a material adverse effect on the Company and its subsidiaries taken as a whole, or (iv) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities, or business, except insofar as may have been required by a change in GAAP.

3.7 Governmental and Like Consents. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Shares, or the consummation of any other transaction contemplated hereby, except such filings as may be required to be made with the SEC, the New York Stock Exchange, or under applicable state securities laws.

3.8 Litigation. There is no suit, action, or proceeding pending or affecting the Company or any of its subsidiaries that, individually or in the aggregate, could (i) have a material adverse effect on the Company and its subsidiaries taken as a whole, (ii) impair the ability of the Company to perform its obligations under this Agreement and the Alliance Agreement, or (iii) prevent the consummation of any of the transactions contemplated by such agreements, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which, insofar as reasonably can be foreseen in the future have, any such effect.

3.9 Disclosure. The Company has, to the best of its knowledge, fully responded to all requests for information, and the Company has accurately answered all questions from the Purchaser concerning the condition of the Company, and has not knowingly withheld any facts which it reasonably believes to be material with respect to its condition. No information in this Agreement or in any Exhibit or Schedule attached to this Agreement contains or will contain any untrue statement of a material fact or, when considered together with all such information delivered to the Purchaser, omits to state any material fact. The disclosures made by the Company in connection with this Agreement, when read in the light of the circumstances when made and taken as a whole, did not when made contain any untrue statement of a material fact.

SECTION 4

Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Company as follows:

4.1 Organization. The Purchaser is a corporation duly organized and validly existing under the laws of the State of Washington, with all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted.

4.2 Authority. All corporate action on the part of the Purchaser necessary for the authorization, execution, delivery and performance of this Agreement and the Alliance Agreement by the Purchaser has been taken. This Agreement and the Alliance Agreement have been duly executed and delivered by the Purchaser and constitute legal, valid and binding obligations of the Purchaser, enforceable in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The execution and delivery of such agreements does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of any obligation under any provision of the Articles of Incorporation or Bylaws of the Purchaser or any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Purchaser.

4.3 Investment. The Purchaser is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. The Purchaser understands that the Shares have not been registered under the Securities Act and are issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser's representations and warranties contained herein.

4.4 Investment Experience. The Purchaser understands that the purchase of the Shares involves substantial risk. The Purchaser has experience as an investor in securities of companies and acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the Shares and protecting its own interests in connection with this investment.

4.5 Accredited Investor Status. The Purchaser is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

4.6 Restricted Securities. The Purchaser understands that although the Company is undertaking to file a registration statement covering the Shares, such registration statement will not be effective as of the Closing. Accordingly, the Shares are characterized as "restricted securities" under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Purchaser is familiar with Rule 144 of the SEC, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

SECTION 5

Conditions to Obligation of the Purchaser

Purchaser's obligation to purchase the Shares at the Closing is, subject to the fulfillment on or prior to the Closing Date of the following conditions, any of which Purchaser may, at its option, waive:

5.1 Representations and Warranties. Each of the representations and warranties of the Company contained in Section 3 is true and correct on and as of the date hereof and will be true on and as of the Closing Date with the same effect as though such representations and warranties had been made as of the Closing Date. The Purchaser shall have received a certificate signed by a duly authorized officer of Company to such effect on the Closing Date.

5.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects. The Purchaser shall have received a certificate signed by a duly authorized officer of Company to such effect on the Closing Date.

5.3 No Order Pending. There shall not then be in effect any order enjoining or restraining the transactions contemplated by this Agreement.

5.4 Legal Opinion. Purchaser shall have received an opinion dated as of the Closing Date of Akin, Gump, Strauss, Hauer & Feld LLP, counsel to the Company, substantially in the form attached as Exhibit 5.4.

5.5 No Law Prohibiting or Restricting Sale of the Shares. There shall not be in effect any law, rule or regulation prohibiting or restricting the sale of the Shares or requiring any consent or approval of any person which shall not have been obtained to issue the Shares with full benefits afforded the Common Stock.

5.6 Due Diligence. Purchaser shall have completed its due diligence inquiry and shall have discovered no fact or circumstance that could reasonably be expected to have a material adverse effect on the Company or its business condition.

5.7 Alliance Agreement. The Company shall have executed and delivered an Alliance Agreement in the form and substance agreed to by the Company and Purchaser and the Company shall have taken no action to invalidate or terminate such agreement.

5.8 Consents. All third-party consents, approvals, assignments, waivers, authorizations or other certificates required for the execution of the Agreement and the transactions contemplated hereby or reasonably deemed necessary by Purchaser's legal counsel in form and substance reasonably satisfactory to the Purchaser shall have been obtained.

SECTION 6

Conditions to Obligation of the Company

The Company's obligation to sell and issue the Shares at the Closing is, at the option of the Company, which may waive any such conditions, subject to the fulfillment on or prior to the Closing Date of the following conditions:

6.1 Representations and Warranties. The representations and warranties of the Purchaser contained in Section 4 will be true and correct on and as of the date hereof and on and as of the Closing Date with the same effect as though such representations and warranties had been made as of the Closing Date.

6.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Purchaser on or prior to the Closing Date shall have been performed or complied with in all material respects.

6.3 No Order Pending. There shall not then be in effect any order enjoining or restraining the transactions contemplated by this Agreement.

6.4 No Law Prohibiting or Restricting the Sale of the Shares. There shall not be in effect any law, rule or regulation prohibiting or restricting the sale of the Shares, or requiring any consent or approval of any person which shall not have been obtained to issue the Shares with full benefits afforded the Common Stock.

6.5 Consents. All third-party consents, approvals, assignments, waivers, authorizations or other certificates required for the execution of the Agreement and the transactions contemplated hereby shall have been obtained.

SECTION 7Miscellaneous

7.1 Reasonable Efforts. Each of the Company and the Purchaser shall use its reasonable good faith efforts to take all actions required under any law, rule or regulation adopted subsequent to the date hereto to ensure that the conditions to the Closing set forth herein are satisfied on or before the Closing Date.

7.2 Information Rights; Board Observer. (a) The Company shall send the following information to Purchaser: (i) as soon as available and in any event no later than ninety (90) days after the end of each fiscal year, audited financial statements, including a balance sheet and statements of income and cash flows showing the cash distributed in such fiscal year; (ii) as soon as available and in any event no later than forty five (45) days after the end of each fiscal quarter, unaudited financial statements (which need not be prepared in accordance with generally accepted accounting principles or audited but shall be prepared in accordance with the internal management accounting systems used by the Company in the ordinary course of its business), including an income statement and balance sheet; (iii) as soon as available and in no event later than thirty (30) days after the end of each month, such operating information (including updated financial forecasts if and when prepared by the Company) regarding the Company as may be reasonably requested by Purchaser, provided that Purchaser aknolweldges that such information may constitute material non-public information and agrees to act in accordance with the federal securities laws prohibiting insider trading.

(b) For so long as Purchaser holds securities representing one percent (1%) or more of the voting securities of the Company, Purchaser will be entitled to designate a representative, who shall initially be Marc Brown, to attend any and all meetings of the Board of Directors of the Company; provided, however, that such representative shall agree to hold in confidence and trust all information discussed or disseminated in connection with meetings of the Board of Directors. Purchaser's representative shall receive prior notice of, and all materials that are disseminated to directors in connection with, all meetings of the board and committees thereof, at the same time as such notice and materials are given to the directors. Purchaser may designate its oberver at any time or from time to time and may change its observer by notice to the Company.

7.3 Contractual Purchase Rights. (a) Subject to Sections 7.3(c), Purchaser shall have a right of participation to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 7.3(e) hereof. Purchaser's pro rata share is equal to the ratio of (A) the number of shares of the Company's Common Stock that Purchaser beneficially owns immediately prior to the issuance of such Equity Securities to (B) the total number of shares of the Company's outstanding Common Stock (including all shares of Common Stock issued or issuable upon exercise all outstanding rights, options or warrants whose terms would result in the holder thereof being deemed to beneficially own shares of Common Stock) immediately prior to the issuance of the Equity Securities. The term "Equity Securities" shall mean (i) any Common Stock or other equity security of the Company, (ii) any security convertible, with or without consideration, into any Common Stock or other equity security of the Company (including any option to purchase such a convertible security) and (iii) any option, warrant or other right to subscribe to or purchase any Common Stock or other equity security.

(b) If the Company proposes to issue any Equity Securities, it shall give Purchaser written notice of its intention, describing the Equity Securities, the identity of the proposed purchaser, the price and the terms and conditions upon which the Company proposes to issue the same. Purchaser shall have thirty (30) days from the giving of such notice to agree to purchase all or any portion of Purchaser's pro rata share (determined in accordance with Section 7.3(a)) of the Equity Securities being issued for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any shareholder who is not an "accredited investor" as defined in Regulation D of the Securities Act or who would cause the Company to be in violation of applicable securities laws by virtue of such offer or sale.

(c) The rights of participation established by this Section 7.3 shall not apply at any time after Purchaser no longer holds securities representing one percent (1%) or more of the voting securities of the Company.

(d) Notwithstanding anything to the contrary in this Section 7.3, the purchase price for any purchase of Equity Securities by Purchaser pursuant to this Section 7.3 shall be paid entirely in cash. To the extent that all or any portion of the consideration in a proposed issuance of Equity Securities is not cash, the cash purchase price per Equity Security paid by Purchaser exercising its rights under this Section 7.3 will equal the per security cash consideration (if any) plus the Fair Market Value of the non-cash consideration per security as of the date Purchaser receives notice of its right to purchase hereunder. For purposes hereof, the "Fair Market Value" of any non-cash consideration means the following:

(i) If the non-cash consideration consists of publicly-traded securities, such "Fair Market Value" shall mean the average daily closing sales price of such securities for the ten consecutive trading days preceding the date of Fair Market Value of such securities is required to be determined hereunder. The closing price for each day shall be the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the principal national securities exchange on which such securities are listed and admitted to trading, or, if not listed and admitted to trading on any such exchange on the Nasdaq National Market System, or if not quoted on the National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Company for that purpose.

(ii) If the non-cash consideration does not consist of publicly-traded securities, such "Fair Market Value" shall be such amount as is determined to be the fair market value of the non-cash consideration as of the date such Fair Market Value is required to be determined hereunder as determined in good faith by the Board.

(e) The rights of participation established by this Section 7.3 shall have no application to any of the following Equity Securities:

(i) shares of Common Stock (and/or options, warrants or other Common Stock purchase rights issued pursuant to such options, warrants or other rights) issued or to be issued to employees, officers or directors of, or consultants or advisors to, the Company or any Subsidiary thereof, pursuant to stock purchase or stock option plans or other such arrangements that are approved by the Board of Directors;

(ii) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination;

(iii) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

(iv) any Equity Securities issued upon the conversion, exchange or exercise of any other Equity Securities whose initial issuance was subject to this Section 7.3;

(v) any issuance of Equity Securities that the Company and Purchaser both agree in writing is exempt from the provisions of this Section 7.3.

7.4 Law Governing. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Washington (not including the choice of law rules thereof) regardless of the jurisdiction of creation or domicile of the Company or its successors. The exclusive jurisdiction for all actions and proceedings arising out of or relating to this Agreement which are not subject to arbitration pursuant to Section 7.14 shall be in any Washington state or federal court thereof.

7.5 Survival. The representations and warranties in Sections 3 and 4 of this Agreement shall survive the Closing.

7.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

7.7 Entire Agreement; Amendment. This Agreement and the other documents delivered or referred to in this Agreement constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede all prior agreements and understandings among the parties relating to the subject matter hereof. Neither this Agreement nor any term of such other documents delivered pursuant to this Agreement may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

7.8 Notices. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is (a) deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, or (b) sent by a nationally recognized overnight express courier, or (iii) by facsimile upon written confirmation (other than the automatic confirmation that is received from the recipient's facsimile machine) of receipt by the recipient of such notice:

(a) if to the Company, to it at:

Chyron Corporation

5 Hub Drive

Melville, NY 11747

Attention: CEO

Telecopy No.: 631-845-5210

with a copy to:

Akin, Gump, Strauss, Hauer & Feld L.L.P.

590 Madison Avenue

New York

NY 10022-2524

Attention: Robert S. Matlin, Esq.

Telecopy No: 212 872-8240

(b) if to the Purchaser, to it at:

Microsoft Corporation

One Microsoft Way

Building 8

North Office 2211

Redmond, WA 98052

Telecopy No.: (425) 936-7329

Attention: Chief Financial Officer

with a copy addressed as set forth above but to the attention of General Counsel, Finance and Operations, and with an additional copy to:

Richard B. Dodd, Esq.

Preston Gates & Ellis LLP

701 Fifth Avenue, Suite 5000

Seattle, WA 98104-7078

Facsimile Number (206) 623-7022

7.9 Brokers. (a) The Company has not engaged, consented to, or authorized any broker, finder or intermediary to act on its behalf, directly or indirectly, as a broker, finder or intermediary in connection with the transactions contemplated by this Agreement. The Company hereby agrees to indemnify and hold harmless the Purchaser from and against all fees, commissions or other payments owing to any such party acting on behalf of the Company.

(b) The Purchaser has not engaged, consented to or authorized any broker, finder or intermediary to act on its behalf, directly or indirectly, as a broker, finder or intermediary in connection with the transactions contemplated by this Agreement. The Purchaser hereby agrees to indemnify and hold the Company harmless from and against all fees, commissions or other payments owing to any such party acting on behalf of the Purchaser.

7.10 Fees, Costs and Expenses. All fees, costs and expenses (including attorneys' fees and expenses) incurred by either party hereto in connection with the preparation, negotiation and execution of this Agreement and the Alliance Agreement, and the consummation of the transactions contemplated hereby and thereby, shall be the sole and exclusive responsibility of such party.

7.11 Severability. If any term, provision, covenant or restriction of this Agreement or the Alliance Agreement (or any such agreement in it entirety) is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restriction of this Agreement (or such other agreements) shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7.12 Further Assurances. The parties will from time to time subsequent to the Closing, at the respective parties' request and without further consideration, execute and deliver such other documents and instruments, as such requesting party may reasonably request in order to more fully carry out the intentions of the parties under this Agreement and under the documents contemplated by this Agreement (including, without limitation, the Alliance Agreement).

7.13 Initial Public Announcement. The Company and the Purchaser shall agree on the form and content of the initial public announcement which shall be made concerning this Agreement and the Alliance Agreement and the transactions contemplated hereby and thereby, and neither the Company nor the Purchaser shall make such public announcement without the consent of the other, except as required by law. It is contemplated that no announcement will be made prior to the execution of this Agreement.

7.14 Arbitration. In the event a dispute occurs with respect to any claim, dispute or other matter arising out of or relating to this Agreement, the parties hereto will promptly attempt to settle such dispute through consultation and negotiation in good faith and in a spirit of mutual cooperation. If agreement is reached concerning the resolution of such dispute, then such agreement shall be final, conclusive and binding on the parties hereto. If, on or before the tenth day after written notice of such dispute is given by one party to the other parties, such dispute has not been resolved by the agreement of all the parties, such dispute shall be settled by an expedited arbitration proceeding conducted in accordance with the then-current CPR Non-Administered Arbitration Rules and the Federal Rules of Evidence in Seattle, Washington by a panel of three (3) arbitrators who shall have experience relating to the dispute or matter to be resolved. Each of the Company and the holder shall select an arbitrator, and those two (2) arbitrators shall select a third arbitrator. The parties hereto shall provide such arbitrators with such information as may be reasonably requested in connection with the arbitration of such dispute and shall otherwise cooperate with each other and such arbitrators in good faith and with the goal of resolving such dispute as promptly as reasonably practicable. The arbitrators' decision and award with respect to the dispute referred to shall be final and binding on the parties hereto and may be entered in any court with jurisdiction, and the parties hereto shall abide by such decision and award. The cost of the arbitration proceeding and any proceeding in court to confirm or to vacate any arbitration award, as applicable (including, without limitation, attorneys' fees and costs), shall be borne by the unsuccessful party (if any) and shall be awarded as part of the arbitrators' award; provided however, that if the arbitrators do not find one party to be unsuccessful then the cost of the arbitral proceeding shall be paid equally by the parties hereto.

[the remainder of this page has been intentionally omitted]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers as of the date set forth above.

CHYRON CORPORATION, a New York corporation By: Name: ________________________________

Title: _________________________________

MICROSOFT CORPORATION, a Washington corporation

By: Name: Title:

COMMON STOCK PURCHASE AGREEMENT

Dated as of November 28, 2000

between

Chyron Corporation

and

Microsoft Corporation